EXHIBIT 10.2
June 6, 2007
Sheeroy Desai
1 Avery Street
Apt. 19B
Boston, MA 02111
Dear Sheeroy:
This letter will confirm our arrangement for your services in procuring qualified candidates for the Managing Director position, or the functional equivalent, regardless of title (the “India MD”) at Sapient Corporation Private Limited, the India subsidiary of Sapient Corporation (both entities being individually or collectively referred to herein as “Sapient”). We would like to fill our positions as quickly as possible and understand that your search will begin immediately upon your signing this letter.
We understand that you will screen candidates to determine that they meet the criteria for the position and provide resumes to Sapient for arranging initial interviews. In the event that Sapient makes a written offer of employment to a candidate that you introduced to Sapient, the candidate accepts the offer and the candidate actually commences employment at Sapient as the India MD, Sapient will pay you a fee equal to 30% of the employee’s first year base salary, inclusive of bonus, the total fee not to exceed $100,000, in accordance with and subject to the following payment schedule:
•	$25,000 of the fee upon execution of this letter;

•	50% of the remainder of the fee upon the candidate commencing employment with Sapient as the India MD; and

•	50% of the remainder of the fee at the time the candidate has been actively employed by Sapient for 90 days
Sapient’s liability for any of the above installments shall not arise until the occurrence of the respective payment trigger. Sapient will reimburse you for any necessary and reasonable expenses that you incur in providing the services set forth herein in accordance with Sapient’s Travel & Expense Policies.
You agree that in the performance of your services under this letter agreement you will at all times be as an independent contractor, and in no event will you be, or be deemed to be, an employee, partner or joint venturer of Sapient or entitled to any benefits, insurance, options or other compensation from Sapient, unless otherwise so entitled under any continuation of benefits already in place under existing plans or agreements. All services provided hereunder will be in accordance with applicable law.
This letter agreement will remain in effect until August 31, 2007, unless extended in writing both parties or canceled by either party with at least 5 days written notice to the other party. Terms and conditions which by their nature need to survive termination or expiration of this letter will survive, e.g., if services have been performed that give rise to the fee described above, or if reasonable expenses have been incurred prior to termination of the agreement, termination of this agreement will have no impact on payment becoming due. Please confirm your agreement to the terms and conditions of this letter by signing below and returning a copy to Jane Owens, Sapient General Counsel. Thank you.

Sapient Corporation
/s/ Alan J. Herrick
Alan Herrick, President & CEO

Accepted and agreed:
/s/ Sheeroy Desai
Sheeroy Desai

June 6, 2007

2